Exhibit 3(ii)

BYLAWS

OF

TOMPKINS  FINANCIAL CORPORATION

As Amended through and including  July 17, 2007

ARTICLE I
NAME

The name of the Corporation is Tompkins Financial Corporation (fka Tompkins Trustco, Inc.)

ARTICLE II
LOCATION

SECTION 1.  Principal Office.  The principal office of the Corporation shall be located in the County of Tompkins, State of New York.

SECTION 2.  Additional Offices.  The Corporation may also have offices at such other places within or without the State of New York as the Board of Directors may designate.

ARTICLE III
MEETING OF STOCKHOLDERS

SECTION 1.  Annual Meeting.  The Annual Meeting of the Stockholders of the Corporation shall be held in each calendar year at such time and place as may be fixed by the Board of Directors and stated in the notice, for the election of Directors and for the transaction of such other business as may properly be brought before such meeting.

SECTION 2.  Special Meetings.  Special Meetings of the Stockholders of the Corporation may be held at any time in the interval between Annual Meetings. Special Meetings may be called by the Chairman of the Board, the Vice Chairman of the Board, the President, or by request of a majority of the Stockholders, which written request shall state the purpose or purposes of the Meeting and matters proposed to be acted upon thereat. Nothing contained herein shall limit the right and power of Directors and Stockholders to require a Special Meeting as may otherwise be prescribed by statute.

SECTION 3.  Place of Meetings.  Annual and Special Meetings of the Stockholders of the Corporation shall be held at the principal office of the Corporation or at such other place within or without the State of New York as the Board of Directors may from time to time determine.

SECTION 4.  Notice of Meetings; Waiver.  Written or printed notice of the date, time and place of all meetings of the Stockholders shall be given electronically, personally, or by first class mail, not less than 10 days nor more than 60 days before the date fixed for the meeting, to each Stockholder entitled to vote at said meeting.  Unless the meeting is an Annual Meeting, such notice must also state the purpose or purposes for which the meeting is called and must indicate that it is being issued by or at the direction of the person or persons calling the meeting. If, at any meeting, action is proposed to be taken which would, if taken, entitle Stockholders fulfilling the requirements of section 623 of the New York Business Corporation Law to receive payment for their shares, the notice of such meeting shall include a statement of that purpose and to that effect and shall be accompanied by a copy of section 623 of the New York Business Corporation Law or an outline of its material terms. If notice of meeting is given personally, such notice shall be given to the Stockholder by leaving the same with him or her at his or her residence or usual place of business. If mailed, notice shall be deposited in the United States mail, with postage thereon paid, directed to the Stockholder at his or her address as it appears on the record of Stockholders, or, if he or she shall have filed with the Corporate Secretary of the Corporation, a written request that notices intended for him or her be mailed to some other address, then directed to him or her at such other address. If the notice of meeting is given electronically, such notice is given when directed to the Stockholder’s electronic mail address as supplied by the Stockholder to the Corporate Secretary or as otherwise designated by the Stockholder’s authorization or instruction.

The notices, as provided for in this Section 4 of Article III of these Bylaws, are not required to be given to any Stockholder who submits a signed waiver (including a facsimile signature) of notice, in person or by proxy, whether before or after the meeting. Waiver of notice may be written or electronic. The attendance of any Stockholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by such Stockholder.  No notice of an adjourned meeting of Stockholders need be given, unless the Board of Directors fixes a new record date for the adjourned meeting.

SECTION 5.  Record Dates.  For the purposes of determining the Stockholders entitled to notice of or to vote at any Stockholders’ meeting or any adjournment thereof, the Board of Directors may fix a date of record for such determination, which shall not be more than 60 days nor less than 10 days before the date of such meeting.  For the purpose of determining Stockholders entitled to express consent to or dissent from any proposal without a meeting, or for determining Stockholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix a date of record which shall not be more than 60 days prior to such action.

SECTION 6.  Quorum.  At all meetings of Stockholders, except as otherwise provided by law or the Corporation’s certificate of incorporation, a quorum shall exist if there is present in person or represented by proxy, Stockholders owning a majority of the number of the shares of the Corporation issued and outstanding and entitled to vote at such meeting, in order to constitute a quorum.  When a quorum is present, it is not broken by the subsequent withdrawal of any Stockholders.  In the absence of a quorum, the Stockholders present may adjourn the meeting, and at the adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

SECTION 7.  Adjournment.  If a quorum is not present at any annual or special meeting, the Stockholders present, in person or by proxy, may by the affirmative vote of a majority of the holders of shares entitled to vote, adjourn the meeting to a future date and time as they shall determine.  Any meeting at which a quorum is present may also be adjourned in a like manner.

No notice of an adjourned meeting of Stockholders need be given unless the Board of Directors fixes a new record date for the adjourned meeting.  At any adjournment, provided a quorum is present, any action may be taken and any business may be transacted which might have been transacted at the meeting as originally called.

SECTION 8.  Voting; Proxies.  At all meetings of the Stockholders, each Stockholder entitled to vote thereat may vote in person or by proxy, and shall have one (1) vote for each share of common stock of the Corporation, standing in his or her name on the books of the Corporation as of the record date fixed for the meeting, unless otherwise provided in the Corporation’s certificate of incorporation or any amendments thereto.  Each Stockholder entitled to vote at a meeting of Stockholders may vote in person, or may authorize another person or persons to act for him or her by proxy. Without limiting the manner in which a Stockholder may authorize another person or persons to act for him or her as proxy, a Stockholder may execute (as may be accomplished under applicable law) a writing authorizing another person or persons to act for him or her as proxy and a Stockholder may authorize another person or persons to act for the Stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission. Nothing contained herein shall or is intended to limit the manner in which a Stockholder may authorize or grant authority to another person or persons to act for him or her as proxy under applicable law. A plurality of votes cast shall be sufficient to elect Directors, and a majority of votes cast shall be sufficient to take any other corporate action, except as otherwise provided by law or the Corporation’s certificate of incorporation.

SECTION 9.  Conduct of Meetings. Meetings of the Stockholders shall be presided over by the Chairman of the Board of Directors, if any, or, in his or her absence, by the Chief Executive Officer of the Corporation, or, in the absence of both of them, by the President, if any, or, in the absence of all such officers, by a chairman to be chosen at the meeting.  The Corporate Secretary shall act as secretary of the meeting.

SECTION 10.  Stockholder Business; Advance Notice Procedures.

          (a)          At an annual or special meeting of the Stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before a meeting of Stockholders business must be (i) specified in the notice of the meeting given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a Stockholder in accordance with this Section 10, of Article III of these Bylaws.

          (b)          For business to be properly brought before an annual meeting by a Stockholder, the Stockholder must (i) be a Stockholder of record of the Corporation at the time of giving of notice provided for in this Section 10, (ii) be entitled to vote at the meeting, and (iii) have complied with the notice procedures set forth in this Section 10.

          (c)          For business to be properly brought before an annual meeting by a Stockholder: (i) the Stockholder must have given timely notice thereof in writing to the Corporate Secretary and (ii) the subject matter thereof must be a matter which is a proper subject matter for Stockholder action. To be considered timely, a Stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not less than the close of business on the 120th calendar day prior to the date on which the Corporation first mailed its proxy materials for the previous year’s annual meeting of Stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the previous year’s annual meeting, notice by the Stockholder to be timely must be delivered not later than the close of business on the later of the 60th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such meeting is first made. Such Stockholder’s notice shall set forth as to each matter the Stockholder proposes to bring before the annual meeting (i) a description in reasonable detail of the business desired to brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s books, of the Stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the number of shares of the Corporation that are owned beneficially and of record by the Stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (iv) any personal or other material interest of such Stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business. In addition, a Stockholder seeking to submit such business at an annual meeting shall promptly provide any other information reasonably requested by the Corporation.

          (d)          In no event shall the public announcement of an adjournment of an annual meeting or special meeting of Stockholders commence a new time period for the giving of a Stockholder’s notice as described herein.

          (e)          Notwithstanding the provisions of this Section 10 of this Article III, a Stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 10 of this Article III. For purposes of this Article III, Section 10, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or furnished to Stockholders.

          (f)          The determination of whether any business sought to be brought before any annual or special meeting of Stockholders is properly brought before the meeting in accordance with the procedures set forth in this Section 10, will be made by the presiding officer of the meeting.  If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

SECTION 11.  Action Without a Meeting.  Whenever Stockholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon.  Such written consent shall have the same effect as a unanimous vote of Stockholders.  Nothing contained herein shall limit the holders of less than all outstanding shares to take corporate action upon their written consent if authorized by the Corporation’s certificate of incorporation.

ARTICLE IV
BOARD OF DIRECTORS

SECTION 1.  Election and Powers.  The Board of Directors shall have the management and control of the affairs and business of the Corporation.  The Directors shall be elected by the Stockholders at each annual meeting of Stockholders and each Director shall serve until his or her successor is elected or appointed and qualified, unless his or her directorship be theretofore vacated by resignation, death, removal or otherwise.

SECTION 2.  Number.  The number of Directors constituting the entire Board of Directors shall not be less than seven (7) nor more than nineteen (19), the exact number within such limits to be decided by the Board of Directors of the Corporation by resolution of the Board of Directors adopted prior to the election of Directors at the Annual Meeting of Stockholders.  In the absence of such resolution the number of Directors to be elected at such Annual Meeting shall be the number last fixed by the Board of Directors.  Any Board action designating a change in the number of Directors shall require a vote of a majority of the entire Board.  The “entire Board”, as used in this Article, shall mean the total number of Directors which the Corporation would have if there were no vacancies.

SECTION 3.  Classification of Board.  The Board of Directors shall be divided into three classes in respect of term of office, each class to contain as near as may be one-third of the whole number of the Board, with terms of office of one class expiring each year.  At each Annual Meeting of Stockholders, one class of Directors shall be elected to serve until the Annual Meeting of Stockholders held three years (or such shorter period as the Board of Directors determines for the purposes of equalizing the classes of directors) next following and until their successors shall be elected and shall qualify.

SECTION 4.  Mandatory Retirement.  The age of 72 is the mandatory retirement age for all Directors.  No person who has attained the age of 72 as of the date of the Annual Meeting of Stockholders may stand for election or re-election to any Director’s position to be filled at such meeting.  On reaching age 72, a Director’s term shall expire at the end of the calendar quarter in which he reaches the age of 72.

SECTION 5.  Vacancies.  Vacancies in the Board of Directors (including any resulting from an increase in the number of Directors) created for any reason except the removal by the Stockholders of a Director or Directors, may be filled by affirmative vote of two-thirds of the Directors then in office.  A Director elected by the Board of Directors to fill a vacancy under this Section shall hold office until the next meeting of Stockholders at which the election of Directors is in the regular order of business, and until his successor has been duly elected or appointed and qualified.

SECTION 6.  Removal.  At any meeting of the Stockholders duly called, any Director may, by vote of the holders of a majority of the shares entitled to vote in the election of Directors, be removed from office with cause.

SECTION 7.  Meetings of the Directors.  The Board of Directors shall hold an Annual Meeting each calendar year at such time and place as the Directors shall determine.  The Board of Directors shall hold special and regular meetings of the Board of Directors at such times as the Board of Directors may determine; provided, however, that the Board shall hold regular meetings no less frequently than quarterly. Special meetings of the Board of Directors shall be held at any time, upon call from the Chairman of the Board, the Vice Chairman of the Board, the President or at least three of the Directors.

SECTION 8.  Place of Meetings.  Meetings of the Board of Directors shall be held at the principal office of the Corporation or at such other place, within or without the State of New York, as the Board of Directors may from time to time determine.

SECTION 9.  Notice of Meeting.  Notice of each regular, special or annual meeting of the Board of Directors, stating the time and place thereof shall be given by the Corporate Secretary, any Assistant Secretary or any member of the Board to each member of the Board not less than two days before the meeting by depositing such notice in the United States mail, with first-class mail postage thereon prepaid, directed to each member of the Board at his or her residence or usual place of business appearing on the records of the Corporation, or by either delivering the same to a Director personally, or sending the same by electronic mail, facsimile or telegraph to the address designated by him or her for such purpose.  In the event a meeting is to be held on the same day upon which it is called, each Director shall be notified on that day by telephone or by personal notice or by telecopy or by electronic mail or by leaving a written notice at his or her residence or place of business. The notice need not specify the purpose of the meeting.  No notice of any adjourned meeting of the Board of Directors need be given other than by announcement at the meeting, subject to the provisions of Section 11 of this Article.

SECTION 10. Waiver of Notice.  Notice of a meeting need not be given to any Director who submits a signed waiver thereof, whether before, during or after the meeting, nor to any Director who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him or her.

SECTION 11. Quorum.  A majority of the entire Board shall be necessary to constitute a quorum for the transaction of business at each meeting of the Board of Directors; but if at any meeting there be less than a quorum present, a majority of those Directors present may adjourn the meeting to another time and place without notice other than by announcement at the meeting, until a quorum shall attend.  At any such adjournment, at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.  Except as otherwise prescribed by law or by the Corporation’s certificate of incorporation, the vote of a majority of the Directors present, if a quorum is present at such time, shall constitute the action of the Board of Directors.

SECTION 12. Action Without a Meeting.  Any action required or permitted to be taken by the Board of Directors or any committee thereof at a duly held meeting may be taken without a meeting if all members of the Board of Directors or the committee consent in writing to the adoption of a resolution authorizing the action.  Such resolution and the written consents thereto by the members of the Board of Directors or committee shall be filed with the minutes of the proceedings of the Board of Directors or the committee.

SECTION 13. Personal Attendance by Conference Communication Equipment.  Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at the meeting.

SECTION 14. Compensation.  Directors may receive compensation for their services as Directors (including but not limited to reimbursement of expenses and fees for service on committees of the Board of Directors) as determined from time to time by the Board of Directors. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity as an officer, agent, employee or otherwise, and receiving compensation therefor.

SECTION 15. Designation of Committees.  The Board of Directors, by resolution or resolutions adopted by a majority of the entire board, shall designate from among its members an executive committee, compensation committee, audit committee, nominating committee, a corporate governance committee or any other committee, each consisting of three or more Directors, and may designate from among its members other committees, each consisting of such number of Directors as the Board may from time to time determine, provided that the composition of each committee shall comply with all applicable independence, expertise and such other requirements prescribed from time to time by applicable law or stock exchange rules.  Nothing in this Section 15 of Article IV will be construed to preclude combining the duties, responsibilities and purposes of one named committee into one committee, so that, for example, the corporate governance committee may also perform the duties of the nominating committee, unless otherwise prohibited by applicable law or stock exchange rules.    The executive committee shall have, and may exercise between meetings of the Board of Directors, all the powers of the Board of Directors in the management of the business and affairs of the Corporation, and other committees shall have those powers conferred upon them by the Board of Directors, except that no committee shall have power:

(a)	to submit to Stockholders any action requiring Stockholder approval;

(b)	to fill vacancies in the Board of Directors or in any committee thereof;

(c)	to fix compensation of Directors for service on the Board of Directors or any committee thereof;

(d)	to repeal, amend or adopt bylaws;

(e)	to amend or repeal any Board resolution which is not, by its terms, amendable or repealable by such committee;

In the absence of any member of the executive committee or of any other committee, the members thereof present at any meeting may appoint a member of the Board of Directors previously designated by the Board of Directors as a committee alternate to act in place of such absent member.  The Board of Directors shall have the power at any time to change the membership of any committee, to fill vacancies in it, or dissolve it.  The executive committee and any other committee may make rules for the conduct of its business, and may appoint such committees and assistants as may from time to time be necessary, unless the Board of Directors shall provide otherwise.  A majority of the members of the executive committee and of any other committee shall constitute a quorum unless otherwise required by applicable law or stock exchange rules.  The executive committee and any other committee shall keep minutes of all meetings of such committee, which minutes shall be made available to the Board of Directors, and shall make regular reports to the Board of Directors.

ARTICLE V

OFFICERS

SECTION 1.  Election of Officers.  The Board of Directors, at the annual meeting thereof, shall elect a Chief Executive Officer, President, one or more Vice Presidents, a Corporate Secretary and a Treasurer, and may elect a Chairman of the Board, a Vice Chairman of the Board and such other officers as it may determine, and may at any other meeting and from time to time elect or appoint such additional officers as it may determine. Such additional officers shall have such authority and perform such duties as the Board of Directors may from time to time prescribe. The Chief Executive Officer, President, Chairman of the Board, if so elected, and Vice Chairman of the Board, if so elected, shall hold office until the next annual meeting of the Board of Directors and until their successors are elected, unless sooner disqualified or removed in the manner provided in Section 3 of this Article V.  All other officers appointed or elected by the Board shall serve at the pleasure of the Board of Directors or until his or her successor shall have been duly elected or appointed and qualifies, or until he or she shall have resigned, shall have deceased or shall have been removed in the manner provided in Section 3 of this Article V.  Any two or more offices may be held by the same person. Any vacancies in the above offices shall be filled by the Board of Directors at any duly held meeting thereof.

SECTION 2.  Removal.  Any officers of the Corporation may be removed with or without cause by a vote of the Board of Directors of the Corporation at a meeting called for that purpose whenever in its judgment the best interests of the Corporation may be served thereby.

SECTION 3.  Compensation.  The compensation committee, or in the absence of the compensation committee, a majority of the independent directors on the Board of Directors of the Corporation, shall determine, or recommend to the Board for determination, the salary and other compensation of the Chief Executive Officer of the Corporation, and the salaries and compensation of such other officers of the Corporation as shall be determined by the Board of Directors.

SECTION 4.  Chairman of the Board.  The Chairman of the Board, if there be one, shall preside at all meetings of the Stockholders and meetings of the Board of Directors and shall perform such other duties as the Board of Directors may direct.  The Chairman of the Board may be designated as Chief Executive Officer of the Corporation, and if so designated, shall have general supervision of the policies of the Corporation subject to the direction and control of the Board of Directors.

SECTION 5.  Vice Chairman of the Board.  The Vice Chairman of the Board, if there be one, shall serve as chairman of the executive committee.  He or she shall act in the absence of or inability of the Chairman of the Board to act.  In the absence of the Chairman of the Board, the Vice Chairman of the Board shall have the same powers given to the Chairman of the Board as contained in all Sections of these Bylaws.

SECTION 6. The Chief Executive Officer.  The Chief Executive Officer shall, under the control of the Board of Directors and the executive committee, have the general management of the Corporation’s business affairs and property and shall exercise general supervision over all activities of the Corporation and the other officers. If there be no Chairman of the Board or Vice Chairman of the Board, or in his, her or their absence or inability to act, the Chief Executive Officer shall perform all duties of the Chairman of the Board, subject, however, to the control of the Board of Directors (or the executive committee).

SECTION 7.  President.  The President of the Corporation shall, subject to the direction of the Board of Directors (or the executive committee) and subject to the supervision, control and authority of the Chief Executive Officer, have general management of the business and affairs of the Corporation. In the absence or incapacity of the Chief Executive Officer the powers and duties of that office shall be vested in the President, subject, however, to the control of the Board of Directors (or the executive committee).

SECTION 8.  Vice Presidents.  Any one or more of the Vice Presidents may be designated by the Board of Directors (or the executive committee) as an Executive Vice President or Senior Vice President.  At the request of the President, or in his or her absence or during his or her disability, the Executive Vice President shall perform the duties and exercise the functions of the President.  If there be no Executive Vice President, or if there be more than one, the Board of Directors (or the executive committee) shall determine which one or more of the Vice Presidents shall perform any of such duties or exercise any of such functions.  Each Vice President shall have such other powers and duties as may be properly designated by the Board of Directors (or the executive committee) and the Chief Executive Officer, or such other executive officer(s) or committee of the Board of Directors as authorized by the Board of Directors.

SECTION 9.  Corporate Secretary.  The Corporate Secretary shall keep full minutes of all meetings of the Stockholders and of the Board of Directors in books provided for that purpose.  The Corporate Secretary shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law.  The Corporate Secretary shall be the custodian of the records and of the seal or seals of the Corporation.  The Corporate Secretary shall affix the corporate seal to all documents, the execution of which on behalf of the Corporation, under the seal, is duly authorized by the Board of Directors (or executive committee), and when so affixed may attest the same.  The Corporate Secretary shall have such other powers and duties as may be properly designated by the Board of Directors (or the executive committee) and the Chief Executive Officer, or such other executive officer(s) or committee of the Board of Directors as authorized by the Board of Directors.

SECTION 10.  Treasurer.  The Treasurer shall be the Chief Financial Officer of the Corporation and shall keep correct and complete books and records of account for the Corporation.  Subject to the control and supervision of the Board of Directors (or the executive committee) and the Chief Executive Officer, or such other executive officer(s) or committee of the Board of Directors as the Board of Directors may designate, the Treasurer shall handle all receipts, deposits, disbursements and banking arrangements and any other financial matters on behalf of the Corporation.  The Treasurer shall perform all other duties incident to the office of Treasurer and shall have such other powers and duties as may be properly designated by the Board of Directors (or the executive committee) and the Chief Executive Officer, or such other executive officer(s) or committee of the Board of Directors as the Board of Directors may designate.

SECTION 11.  Assistant and Subordinate Officers.  The Board of Directors (or the executive committee) may elect one or more Assistant Treasurers, one or more Assistant Secretaries and such other subordinate officers or agents as it may deem proper from time to time, who shall hold office at the pleasure of the Board of Directors (or the executive committee).  Such additional officers shall have such authority and perform such duties as the Board of Directors (or the executive committee) may from time to time prescribe.  The Board of Directors may from time to time authorize the Chief Executive Officer or such other executive officer or committee of the Board of Directors to appoint and remove such assistant and subordinate officers and agents and prescribe the powers and duties thereof.

SECTION 12.  Retirement.  An officer of the Corporation may be compelled to retire from service at the end of the calendar year in which he or she reaches the age of 65 years, provided that such officer’s compulsory retirement is otherwise permitted by applicable state and federal law. In any event, any officer whose compulsory retirement is allowable by law may continue to serve if requested by the Board of Directors and approved by an affirmative vote of the majority of the entire Board of Directors.

ARTICLE VI
SHARE CERTIFICATES

SECTION 1.  Form and Signatures.  The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Within a reasonable time after the issue or transfer of shares without certificates, the Corporation shall send or cause its transfer agent or registrar to send the registered owner thereof a written statement of the information required on certificates by the New York Business Corporation Law. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, the Chairman of the Board or a Vice-Chairman of the Board or the President or a Vice President and by the Corporate Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and may be sealed with the seal of the Corporation or facsimile thereof.  Where any share certificate is counter-signed by a transfer agent or registered by a registrar, other than the Corporation itself or its employees, or if the shares are listed on a registered national security exchange, the signatures of any such Chairman of the Board, Vice-Chairman of the Board, President, Vice President, Corporate Secretary, Assistant Secretary, Treasurer or Assistant Treasurer may be facsimiles engraved or printed.  In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before the share certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person had not ceased to be such officer.

SECTION 2.  Transfer of Shares.  Shares of stock of the Corporation shall be transferred on the books of the Corporation only (1) upon presentation and surrender of the appropriate certificate by the registered holder of such shares in person or by his or her duly authorized attorney or by a person presenting proper evidence of succession, assignment or authority to transfer such shares or (2) in the case of uncertificated shares upon receipt of proper transfer instructions from the registered holder of such shares or from a duly authorized attorney or upon presentation of proper evidence of succession, assignment or authority to transfer such shares. Except as otherwise provided by law, the Corporation shall be entitled to treat the holder of record of any share as the owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof. The Board of Directors, to the extent permitted by law, shall have power and authority to make all rules and regulations as it may deem proper or expedient concerning the issue, transfer and registration of shares of stock and may appoint one or more transfer agents and registrars of the shares of the Corporation.

SECTION 3.  Mutilated, Lost, Stolen or Destroyed Certificates.  The holder of any certificates representing shares of the Corporation shall immediately notify the Corporation of any mutilation, loss, theft or destruction thereof, and the Board of Directors may, in its discretion, cause one or more new certificates, for the same number of shares in aggregate, to be issued to such holder upon the surrender of the mutilated certificate, or, in case of an alleged loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction and the deposit of indemnity, by way of bond or otherwise, in such form and amount and with such sureties as the Board of Directors may require, to indemnify the Corporation and transfer agent and registrar, if any, against loss or liability by reason of the issuance of such new certificates; but the Board of Directors may, in its discretion, refuse to issue such new certificates except upon the order of some court having jurisdiction in such matters.

SECTION 4.  Stock Ledgers.  The Stock Ledgers of the Corporation containing the names and addresses of the Stockholders and the number of shares held by them respectively shall be maintained at the principal office of the Corporation, or if there be a transfer agent, at the office of such transfer agent, as the Board of Directors shall determine.

SECTION 5.  Transfer Agents and Registrars.  The Corporation may have one or more transfer agents and one or more registrars of its stock or of any class or classes of its shares whose respective duties the Board of Directors may from time to time determine.

ARTICLE VII
INDEMNIFICATION AND INSURANCE

SECTION 1.  Indemnification of Directors and Officers.  Each Director and officer of the Corporation, whether or not then in office, and any person whose testator or intestate was such a Director or officer, shall be indemnified by the Corporation for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of the State of New York or other applicable law, as such law now exists or may hereafter be amended; provided, however, that the Corporation shall provide indemnification in connection with an action or proceeding (or part thereof) initiated by such a Director or officer only if such action or proceeding (or part thereof) was authorized by the Board of Directors. The Corporation and its Directors and officers are hereby authorized to enter into agreements for indemnification.  The Corporation is further hereby authorized to indemnify its employees and agents to the fullest extent permitted by law.

SECTION 2.  Advancement of Expenses.  Expenses incurred by a Director or officer in connection with any action or proceeding as to which indemnification may be given under Section 1 of this Article VII may be paid by the Corporation in advance of the final disposition of such action or proceeding upon (a) receipt of an agreement by or on behalf of such Director or officer to repay such advancement in the event that such Director or officer is ultimately found not to be entitled to indemnification as authorized by this Article VII and (b) approval by the Board of Directors acting by a quorum consisting of Directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by Stockholders. To the extent permitted by law, the Board of Directors or, if applicable, the Stockholders, shall not be required under this Section 2 of Article VII, to find that the Director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

SECTION 3.  Availability and Interpretation.  To the extent permitted under applicable law, the rights of indemnification and to the advancement of expenses provided in this Article VII (a) shall be available with respect to events occurring prior to the adoption of this Article VII, (b) shall continue to exist after any rescission or restrictive amendment of this Article VII with respect to events occurring prior to such rescission or amendment, (c) may be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, or on the basis of applicable law in effect at the time such rights are claimed, and (d) are in the nature of contract rights which may be enforced in any court of competent jurisdiction as if the Corporation and the Director or officer for whom such rights are sought were parties to a separate written agreement.

SECTION 4.  Other Rights.  The rights of indemnification and to the advancement of expenses provided in this Article VII shall not be deemed exclusive of any other rights to which any such Director, officer or other person may now or hereafter be otherwise entitled whether contained in the certificate of incorporation of the Corporation, these Bylaws, a resolution of Stockholders, a resolution of the Board of Directors, or an agreement providing such indemnification, the creation of such other rights being hereby expressly authorized. Without limiting the generality of the foregoing, the rights of indemnification and to the advancement of expenses provided in this Article VII shall not be deemed exclusive of any rights, pursuant to statute or otherwise, of any such Director, officer or other person in any such action or proceeding to have assessed or allowed in his or her favor, against the Corporation or otherwise, his or her costs and expenses incurred therein or in connection therewith or any part thereof.

SECTION 5.  Insurance.  The Board of Directors may, in its sole discretion, authorize the Corporation to purchase liability insurance to indemnify its Directors, officers and employees as permitted by law.

SECTION 6.  Severability.  If this Article VII or any part hereof shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of this Article VII shall remain fully enforceable.

ARTICLE VIII
FINANCES

SECTION 1.  Dividends.  Subject to law and to the provisions of the certificate of incorporation of the Corporation, and any amendments thereof, the Board of Directors may declare dividends on the stock of the Corporation, payable upon such dates as the Board of Directors may designate.

SECTION 2.  Reserves.  Before payment of any dividends, there may be set aside out of any funds of the Corporation available for dividends such sum or sums, as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall deem conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

SECTION 3.  Bills, Notes, Etc.  All checks or demands for money and notes or other instruments evidencing indebtedness or obligations of the Corporation shall be made in the name of the Corporation and shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

ARTICLE IX
AMENDMENTS

SECTION 1.  Power to Amend.  Except as otherwise provided by law or by the certificate of incorporation of the Corporation or these Bylaws, the Board of Directors shall have the power to adopt, amend, rescind or repeal the Bylaws of the Corporation at any regular or special meeting of the Board.  However, any such action by the Board of Directors may be altered, amended or repealed by a majority vote of the holders of shares entitled at the time to vote in the election of Directors.

SECTION 2.  Notice of Amendment Affecting Election of Directors.  If any Bylaw regulating an impending election of Directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the Notice of the next Meeting of Stockholders for the election of Directors the Bylaw so adopted, amended or repealed, together with a concise statement of the changes made.

ARTICLE X
CORPORATE SEAL

The seal of the Corporation shall be in the form of a circle, inscribed with the name of the Corporation, and the word “seal”.  The Corporate Secretary, and any other officers authorized by the Board of Directors, shall be empowered to use and affix the corporate seal on all documents.

ARTICLE XI
MISCELLANEOUS

All pronouns and any variations thereof, including references to “Chairman,” shall be deemed to be gender neutral.